Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 27th  day of February, 2012, by and between Gallery Management Holding Corp., a Colorado corporation (the “Company”), and R. Patrick Garrett (“Executive”).

RECITALS

A. The Company has determined that it is in the best interests of the Company that, as of the effective date of this Agreement, the Company employs Executive under the terms and conditions hereinafter set forth.

B. Executive desires to be employed by the Company under the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in accordance with the recitals set forth above and AS CONSIDERATION for the representations, warranties, covenants and agreements set forth in this Agreement, as well as for other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, the Company and Executive hereby agree as follows:

1. Recitals an Integral Part of Agreement

The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this Agreement, constituting acknowledgments and agreements by and between the parties hereto, and are incorporated in this Agreement by this reference.

2. Employment

Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as the Company’s Chief Executive Officer (“CEO”) effective as of February 27, 2012 (the “Effective Date”).

3. Term

The term of Executive’s employment under this Agreement shall commence effective as of the Effective Date and shall continue for a period of three (3) consecutive years (the “Term”), unless earlier terminated as herein provided or by operation of law. Thereafter, this Agreement and the Term shall be extended automatically for successive one (1) year periods unless terminated in accordance with the terms of this Agreement or unless either party hereto, not less than three (3) months before the commencement of any such one (1) year extension period, notifies the other party hereto that this Agreement will expire at the end of the current Term or extension, as the case may be. For all purposes of this Agreement, the defined term “Term” shall include and be deemed to include all extensions of this Agreement and the Term as set forth in this Section 3. This Agreement may be terminated earlier as hereinafter provided.

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4. Duties and Services

Executive shall perform such duties and functions as Executive is instructed to perform from time to time by the Board of Directors of the Company (the “Board of Directors”) that are reasonably within the scope of the job description of CEO. In the performance of Executive’s duties, Executive shall work full-time and shall comply with the policies of the Company and be subject to the direction of the Board of Directors.

At all times during the Term, Executive shall perform Executive’s duties and obligations under this Agreement faithfully and diligently, shall devote all of Executive’s business time, attention, abilities and efforts exclusively to the business of the Company and shall not accept other employment or engage in any other outside business activity that interferes with the performance of Executive’s duties and responsibilities under this Agreement or involves actual or potential competition with the business of the Company. Executive shall perform industriously Executive’s duties under the supervision of and report to the Board of Directors and shall accept and comply with all directions from and all policies from time to time established by the Board of Directors.

Executive shall not directly or indirectly render any service of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, without the prior consent of the Board of Directors; provided, however, that the foregoing shall not preclude Executive from (a) serving on boards of trade associations or charitable organizations and (b) engaging in charitable activities and community affairs, provided that such directorships and activities do not interfere with the proper performance of Executive’s duties and responsibilities under this Agreement.

In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that he shall not, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive agrees that he shall promptly disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest, or be perceived as such. Circumstances in which a conflict of interest on the part of the Executive would or might arise, and which should be reported immediately by the Executive to the Board, include the following: (i) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company does business; (ii) misuse of information or facilities to which the Executive has access in a manner which will be detrimental to the Company’s interest; (iii) disclosure or other misuse of Confidential Information (as defined in Section 14); (iv) acquiring or trading in, directly or indirectly, other properties or interests connected with the design, manufacture or marketing of products designed, manufactured or marketed by the Company; (v) the appropriation to the Executive or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and (vi) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company or its dealers and distributors or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company or its dealers or distributors.

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If, at any time during the Term, Executive is a director of the Company, or is elected or appointed as a director of the Company, Executive shall serve in such capacity without additional compensation. At the request of the Board of Directors or the board of directors of one or more subsidiaries of the Company (individually, a “Subsidiary,” and, collectively, “Subsidiaries”) or of any affiliate of the Company (individually, an “Affiliate,” and, collectively, “Affiliates”), Executive shall serve during the Term as a director of any such Subsidiary or Affiliate without additional compensation; and, in the performance of such duties, Executive shall comply with the policies of the board of directors of each such Subsidiary and Affiliate. Unless the context otherwise requires, for purposes of this Agreement, the term “Company” shall be deemed to include the Company’s Subsidiaries, if any, and the Company’s Affiliates, if any. The Company is not required by this Agreement to cause Executive’s election or appointment as a director or officer.

5. Base Salary; Accrued Salary.

(a) As compensation for the services rendered by Executive under this Agreement, including all services rendered by Executive as an officer or director of the Company (as applicable), the Company agrees to pay to Executive, and Executive agrees to accept, a base salary in an amount of One Hundred Eighty-Five Thousand Dollars ($185,000), as such annual salary may be increased (but not decreased) (the “Base Salary”) by the Compensation Committee of the Board of Directors (the “Compensation Committee”) or, if no Compensation Committee exists, by the Board of Directors, payable on the Company’s regular payroll dates for salaried executives, and subject to such withholdings and deductions as are required by law. Such Base Salary shall commence as of February 1, 2012.

(b) In recognition of the services rendered by Executive to the business of the Company prior to incorporation, the Company acknowledges and agrees that Executive shall be entitled to reimbursement of pre-employment expenses in the amount of $50,000, which amount shall be payable upon the Company’s receipt of not less than $1,000,000 in gross proceeds from the sale of debt or equity securities.  Executive agrees that such amount is paid in full satisfaction of any and all expenses incurred on the Company’s behalf rendered prior to the date hereof.

6. Additional Compensation.

(a) Stock Grant

In addition to the Base Salary, the Company shall grant to Executive the right to purchase 2,445,000 shares of restricted common stock at a purchase price of $0.001 per share, which shares shall be fully vested as of the date hereof.  Additionally, upon effectiveness of the Company’s 2012 Stock Incentive Plan (the “Plan”), Executive shall be granted options to purchase 2,500,000 shares of Common Stock pursuant to the Plan at an exercise price equal to the fair market value of one share of Common Stock on the date of grant.  Such options shall vest and become exercisable on the date of the first anniversary of this Agreement, so long as Executive is an employee of the Company on each such vesting date, subject to acceleration or cancellation of vesting as provided in this Agreement.

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7. Other Compensation and Benefits

Executive shall be entitled to receive a bonus of $25,000 on the first anniversary date of this Agreement so long as Executive remains employed as of such date. During the Term, Executive shall be eligible to participate in and receive other compensation and benefits provided by the Company to its senior management personnel or its employees generally. Such benefits may include compensation and benefits provided under any profit sharing plan, 401(k) plan, stock option plan, stock purchase plan, pension plan, short and long-term disability insurance plan, hospital insurance plan, major medical insurance plan, dental insurance plan, retirement plan and group life insurance plan in accordance with the terms of such plans, as such plans may be in effect from time to time. The Company reserves the right, in its sole and absolute discretion, to amend, modify or discontinue any of such benefits, in accordance with applicable law.

8. Vacation

Executive shall accrue paid vacation each calendar year during the Term in accordance with the Company’s vacation policy, which shall comply with the requirements of Oregon law.

9. Indemnification Insurance; Indemnification

During the Term, for the period in which Executive is a director or officer of the Company, the Company shall provide Executive with director’s and officer’s liability insurance to the extent that such insurance is provided to other directors and officers of the Company and is available at commercially reasonable premiums. Such insurance shall be in such form, and shall provide for such coverage and deductibles, as shall be commercially reasonable and standard for companies in businesses and circumstances similar to those of the Company.

10. Reimbursement of Expenses

The Company shall, upon presentation of appropriate vouchers or receipts in accordance with the Company’s customary policies and practices, promptly reimburse Executive for reasonable out-of-pocket expenses paid for by Executive in connection with the performance of Executive’s duties under this Agreement.

11. Termination.

(a) Termination by the Company

Executive’s employment under this Agreement may be terminated by the Company giving appropriate written notice of termination upon the occurrence of any of the following events:

(i) Death.  Executive’s Employment shall terminate upon his death.

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(ii) Disability. For purposes of this Agreement, the term “Disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental impairment, to perform the essential functions of Executive’s position under this Agreement with or without reasonable accommodation for a period of ninety (90) days in the aggregate, whether or not consecutive, during any twelve (12) consecutive months during the Term. The determination of whether Executive is unable to perform the essential functions of Executive’s position with or without reasonable accommodation shall be made by an independent physician mutually selected by the Company and Executive within five (5) days after the Company’s written request that Executive undergo an examination for such purpose. If the Company and Executive are unable to agree within that time on the identity of the physician who will perform such examination, then the Company and Executive each shall immediately appoint a physician experienced in evaluating the disability at issue, and the two (2) appointed physicians together shall within ten (10) days after such appointment mutually select and appoint a third physician, similarly qualified, to conduct such examination. If the physicians appointed by the Company and Executive are unable to agree upon such third physician within such ten (10) days, then the appointment of such third physician to examine Executive shall occur in accordance with the procedural rules of AAA. The Company shall treat any and all medical information regarding Executive as confidential, in accordance with applicable law. The Company and Executive acknowledge and agree that, should Executive have a Disability as herein defined, continued employment of Executive would constitute an undue hardship for the Company.

(iii) Cause. For purposes of this Agreement, the term “Cause” or “For Cause” shall mean any of the following:

(A) Executive’s material breach of any provision or covenant of this Agreement, provided that Executive first shall have received prior written notice from the Board of Directors expressly addressed to Executive stating with specificity the nature of such material breach and affording Executive a reasonable opportunity, as soon as reasonably practicable, but in no event more than thirty (30) days, to initiate appropriate action to cure the material breach complained of; or

(B) Executive’s material failure or refusal to perform Executive’s duties as determined by the Board of Directors, provided that Executive first shall have received prior written notice from the Board of Directors expressly addressed to Executive stating with specificity the nature of such material failure or refusal and affording Executive a reasonable opportunity, as soon as reasonably practicable, but in no event more than thirty (30) days, to initiate appropriate action to correct the acts or omissions complained of; or

(C) Executive’s material breach of any provision or covenant of the Proprietary Information and Invention Assignment Agreement referred to in Section 15 and attached hereto as Exhibit C; or

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(D) Executive’s conviction of, admission of guilt to or plea of nolo contendre or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any felony or any other crime involving moral turpitude; or

(E) Executive’s conviction of, admission of guilt to or plea of nolo contendre or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any crime or offense of theft, embezzlement, fraud, misappropriation of funds or other act of dishonesty by Executive involving money or other property of the Company or any Subsidiary or Affiliate committed after the date of this Agreement; or

(F) Any act by Executive in violation of Section 13 or any disclosure by Executive in violation of Section 14; or

(G) Executive’s engagement in any transaction involving a material conflict of interest that was not disclosed to and approved by the Board of Directors; or

(H) An intentional misrepresentation by the Executive that is likely to have a material adverse impact on the business operations or financial or other condition of the Company; or

(I) Unless otherwise approved by the Board of Directors, the securing by Executive of any personal profit in connection with the Company’s business except as contemplated by this Agreement; or

(J) Executive’s use of alcohol, which use interferes with the performance of Executive’s duties under this Agreement, or Executive’s use of illegal narcotics; or

(K) Executive’s violation of any Company policy, including any Company policy relating to discrimination or harassment; or

(L) Executive’s engagement in any violation of law in Executive’s capacity as CEO of the Company or any breach by Executive of Executive’s duty of loyalty to the Company.

(b) Good Reason Termination by Executive

Executive may terminate Executive’s employment under this Agreement, for Good Reason or without Good Reason, effective thirty (30) days after Executive’s delivery to the Company of written notice of such termination. For purposes of this Agreement, “Good Reason” means and shall exist if, without Executive’s express written consent, (i) the Company substantially reduces Executive’s duties and responsibilities such that it results in a material adverse reduction in Executive’s position, authority or responsibilities, and the Company fails to cure such reduction in duties and responsibilities within twenty (20) days after Executive gives to the Company written notice specifying the particular acts objected to and the specific cure requested or (ii) the Company breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from Executive.

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(c) Merger, Consolidation, Reorganization or Sale of Assets

This Agreement shall not be terminated either (i) upon or by any merger, consolidation, reorganization or similar transaction in which the Company is not the surviving or resulting corporation or entity or (ii) upon or by any transfer of all or substantially all of the assets of the Company. Upon any such merger, consolidation, reorganization or similar transaction, or upon any such transfer of assets, the terms and provisions of this Agreement shall be binding on and shall inure to the benefit of the surviving or resulting corporation or other entity or the corporation or other entity to which such assets are so transferred; provided, however, all shares of restricted stock, options to purchase shares and other equity awards subject to vesting shall immediately vest and shall become exercisable upon the closing of any transaction referred to above.

(d) Resignation as Director and Officer

In the event of any termination under this Section 11 of Executive’s employment under this Agreement, Executive agrees that he shall be deemed to have resigned voluntarily as a director and officer of the Company or any of its Subsidiaries or Affiliates if Executive was serving in such capacity at the time of termination.

(e) Return of Company Documents

In the event of any termination of Executive’s employment under this Agreement, Executive shall before or on the date of such termination deliver to the Company (and shall not keep in Executive’s possession or deliver to anyone else) all devices, records, data, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property or reproductions of any of the aforementioned items belonging to the Company, its Subsidiaries, its Affiliates, its successors or its assigns; provided, however, that Executive shall have the right to retain in Executive’s possession examples of Executive’s documentary work product that contains no Confidential Information (as defined in Section 14(a)) as determined by the Board of Directors, such determination of the Board of Directors constituting a pre-condition to such right of retention. On the date of termination of Executive’s employment with the Company under this Agreement, Executive shall sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit A.

(f) Survival

The termination of Executive’s employment under this Agreement shall not affect the enforceability of Sections 12, 13, 14 and 15.

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12. Compensation Upon Termination

(a) Upon Termination Upon Death

. If Executive’s employment is terminated upon Executive’s death in accordance with Section 11(a), then, in exchange for execution of a general release and waiver (a copy of which is attached hereto as Exhibit B), the Company will pay Executive’s spouse, heirs, estate or personal representative, as the case may be, an amount (the “Death Severance Payment”) equal to six (6) months’ Base Salary in effect on the date of termination plus reimbursement, under Section 10, for business expenses incurred by Executive up to the date of termination. The Death Severance Payment will be paid within sixty (60) days after the Company’s receipt of the executed general release and waiver. The Death Severance Payment is in addition to payment of Base Salary earned and payment of any unused accrued vacation through and including the date of termination. Upon Executive’s death, all vesting of any restricted stock, options or other equity awards shall immediately cease.

The Death Severance Payment shall constitute Executive’s sole right and exclusive remedy in the event of such termination of Executive’s employment, and upon payment by the Company of the Death Severance Payment, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Executive under this Agreement, except that Executive shall have the right to exercise all benefits that have vested as of the date of termination to which Executive is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

(b) Upon Termination Upon Disability

. If Executive’s employment is terminated upon Executive’s Disability in accordance with Section 11(a), then, in exchange for execution of a general release and waiver (a copy of which is attached hereto as Exhibit B), the Company will pay Executive an amount (the “Disability Severance Payment”) equal to six (6) months’ Base Salary in effect on the date of termination plus reimbursement, under Section 10, for business expenses incurred by Executive up to the date of termination; provided, however, that, the Disability Severance Payment shall be reduced by the sum of the amounts, if any, payable to Executive at or before the time of the Disability Severance Payment under any disability benefit plan or program of the Company. The Disability Severance Payment will be paid within sixty (60) days after the Company’s receipt of the executed general release and waiver. The Disability Severance Payment is in addition to payment of Base Salary earned and payment of any unused accrued vacation through and including the date of termination.  Upon any termination for Disability, all vesting of any restricted stock, options or other equity awards shall immediately cease.

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Except for workers’ compensation benefits to which Executive may be entitled, the Disability Severance Payment shall constitute Executive’s sole right and exclusive remedy in the event of such termination of Executive’s employment, and upon payment by the Company of the Disability Severance Payment, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Executive under this Agreement, except that Executive shall have the right to exercise all benefits that have vested as of the date of termination to which Executive is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

(c) Upon Termination For Cause

. If the Company terminates Executive’s employment For Cause in accordance with Section 11(a), then Executive will receive payment of Base Salary earned and payment of any unused accrued vacation through and including the date of termination and any accrued but unpaid expense reimbursement (the “For Cause Payment”).  Upon any termination for Cause, all vesting of any restricted stock, options or other equity awards shall immediately cease.

The For Cause Payment shall constitute Executive’s sole right and exclusive remedy in the event of such termination of Executive’s employment, and upon payment by the Company of the For Cause Payment, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Executive under this Agreement, except that Executive shall have the right to exercise all benefits that have vested as of the date of termination to which Executive is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

(d) Upon Voluntary Termination by Executive

. If Executive voluntarily terminates Executive’s employment in accordance with Section 11(b) for Good Reason, then, in exchange for execution of a general release and waiver (a copy of which is attached hereto as Exhibit B), the Company will pay Executive an amount (the “Good Reason Voluntary Termination Severance Payment”) equal to six (6) months’ Base Salary in effect on the date of termination plus reimbursement, under Section 10, for business expenses incurred by Executive up to the date of termination. The Good Reason Voluntary Termination Severance Payment will be paid within sixty (60) days after the Company’s receipt of the executed general release and waiver. The Good Reason Voluntary Termination Severance Payment is in addition to payment of base salary earned and payment of any unused accrued vacation through and including the date of termination. Upon any termination by Executive for Good Reason, all shares of restricted stock, options and other equity awards subject to vesting shall immediately vest and shall become exercisable.

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If Executive voluntarily terminates Executive’s employment in accordance with Section 11(b) without Good Reason, then Executive will receive payment of Base Salary earned and payment of any unused accrued vacation through and including the date of termination and any accrued but unpaid expense reimbursement through the date of termination (the “Without Good Reason Voluntary Termination Severance Payment”).

In either event, the Good Reason Voluntary Termination Severance Payment or the Without Good Reason Voluntary Termination Severance Payment, as the case may be, shall constitute Executive’s sole right and exclusive remedy in the event of such termination of Executive’s employment, and upon payment by the Company of either the Good Reason Voluntary Termination Severance Payment or the Without Good Reason Voluntary Termination Severance Payment, as the case may be, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Executive under this Agreement, except that Executive shall have the right to exercise all benefits that have vested as of the date of termination to which Executive is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

(e) Upon Termination Other Than Upon Death or Disability or For Cause or Upon Voluntary Termination

. If Executive’s employment is terminated by the Company other than pursuant to Section 11(a) and upon termination by Executive pursuant to Section 11(b), then, in exchange for execution of a general release and waiver (a copy of which is attached hereto as Exhibit B), the Company will pay Executive an amount (the “Without Cause Severance Payment”) equal to four (4) months’ Base Salary in effect on the date of termination plus reimbursement, under Section 10, for business expenses incurred by Executive up to the date of termination. The Without Cause Termination Severance Payment will be paid within sixty (60) days after the Company’s receipt of the executed general release and waiver. The Without Cause Termination Severance Payment is in addition to payment of Base Salary earned and payment of any unused accrued vacation through and including the date of termination.  Upon any termination under this Section 12(e), all restricted shares, options and other equity awards subject to any vesting restrictions shall immediately vest and become exercisable.

The Without Cause Severance Payment shall constitute Executive’s sole right and exclusive remedy in the event of such termination of Executive’s employment, and upon payment by the Company of the Without Cause Severance Payment, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Executive under this Agreement, except that Executive shall have the right to exercise all benefits that have vested as of the date of termination to which Executive is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

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(f) Exclusivity of Payments

. Upon termination of Executive’s employment under this Agreement, Executive shall not be entitled to any severance payment or severance benefit from the Company other than the payments and benefits provided in this Section 12.

(g) Withholding of Taxes; Tax Reporting

. The Company may withhold from any amount payable under this Agreement all such federal, state, city and other taxes and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amount payable under this Agreement as may in the Company’s reasonable judgment be required.

(h) Section 280G

. Anything in this Agreement to the contrary notwithstanding, Executive’s payments and benefits under this Agreement and all other arrangements or programs shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code of 1986, as amended, as determined in good faith by the Company’s independent auditors. If Executive’s benefits must be cut back to avoid triggering such penalties, then Executive’s benefits shall be cut back in the priority order that Executive designates or, if Executive fails to designate promptly such an order, in the priority order that the Company designates. Executive and the Company shall cooperate reasonably with each other in connection with any administrative or judicial proceeding about the existence or amount of golden parachute penalties on payments or benefits that Executive receives from the Company.

(i) Compliance with Section 409A.  Executive and the Company agree that, to the to the extent that the payments made pursuant to this Section 12 are taxable to the Executive and are not otherwise exempt from Section 409A, if the Executive is a Specified Employee, any amounts to which the Executive would otherwise be entitled under this Section 12 during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service, with interest thereon at an annual rate equal the London Interbank Offered Rate plus two percent (2%). For purposes of this Agreement, the term “Separation From Service” shall have the meaning ascribed to such term in Section 409A. The term “Specified Employee” means a person who is a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Board of Directors.  Neither the Executive nor his estate shall be permitted to specify the taxable year in which a payment described in this Section 12 shall be paid.

13. Covenants

(a) Noncompetition. During the Term and for a period of two (2) years following the date of termination regardless of the reason (such period following the Term, the “Restricted Period”), the Executive shall not engage in Competition, as defined below, with the Company; provided, that it shall not be a violation of this Section 13 for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

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For purposes of this Agreement, “Competition” by the Executive means the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during the Term.

(b) Solicitation of Employees

.  During the Restricted Period, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i) solicit from any customer doing business with the Company as of the date of termination that is known to Executive, business of the same or of a similar nature to the business of the Company with such customer;

(ii) solicit from any potential customer of the Company that is known to the Executive business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such Date of Termination;

(iii) solicit the employment or services of any person who was known to be employed by or was a known consultant to the Company upon the Date of Termination, or within six (6) months prior thereto; or

(iv) otherwise knowingly interfere with the business or accounts of the Company.

The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 13 are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential Information and goodwill.

The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 13 are reasonably necessary for the protection of the Company’s legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 13 the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 13 would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.

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(c) Enforceability

. The covenants set forth in Sections 13(a) and 13(b) shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company or against any of its Subsidiaries or Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants. Executive expressly waives any right to assert inadequacy of consideration as a defense to enforcement of any of the provisions of this Section 13. Executive and the Company hereby acknowledge that it is the desire and intent of Executive and the Company, and Executive and the Company hereby agree, that the terms and provisions of this Section 13 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

Publicity. The Executive agrees that the Company may use, and hereby grants the Company the nonexclusive and worldwide right to use, the Executive’s name, picture, likeness, photograph, signature or any other attribute of the Executive’s persona (all of such attributes are hereafter collectively referred to as “Persona”) in any media for any advertising, publicity or other purpose at any time, either during or subsequent to his employment by the Company. The Executive agrees that such use of his Persona will not result in any invasion or violation of any privacy or property rights the Executive may have; and the Executive agrees that he will receive no additional compensation for the use of his Persona. The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his Persona by the Company shall be and are the sole property of the Company.

14. Confidentiality

(a) Covenants

. Executive acknowledges and agrees that Executive has been and will continue to be entrusted with trade secrets and proprietary information regarding Inventions (as defined in the Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit C), the products, processes, know-how, designs, formulas, marketing techniques and future business plans, customer lists and information concerning the identity, needs and desires of actual and potential customers of the Company, its Subsidiaries or its Affiliates, competitive analyses, pricing policies, the substance of agreements with customers and others, marketing or concession arrangements, servicing and training programs and arrangements, developmental or experimental work, improvements, inventions, formulas, ideas, designs, computer programs, data bases, other original works of authorship, financial information or other subject matter pertaining to any business of the Company or any of its Subsidiaries, Affiliates, consultants or licensees and all documents embodying such confidential information (collectively, “Confidential Information”), all of which derives significant economic value from not being generally known by others outside the Company. In connection with the foregoing, Executive specifically acknowledges (a) that the customer lists of the Company are confidential and not readily known by the Company’s competitors, (b) that such customers are particularly important to the Company’s business, (c) that business relationships between such customers and the Company normally would continue unless interfered with and (d) that solicitation of such customers by Executive, following termination of Executive’s employment under this Agreement, would cause injury to the Company’s business.

During the Term and thereafter during the Restricted Peiod, except for the sole benefit of the Company or with the express written consent of the Board of Directors, Executive shall not at any time, directly or indirectly, disclose to or permit to be known by any person, firm, corporation or other form of entity any Confidential Information acquired by Executive during the course of or as an incident to Executive’s employment under this Agreement, or as a result of Executive’s association with the Company or any of its Subsidiaries or Affiliates, whether or not relating to the Company or any of its Subsidiaries or Affiliates, the directors of the Company or its Subsidiaries or Affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including the business affairs of each of the foregoing, except as required by law to be disclosed (in which case Executive first shall give the Company written notice of such requirement reasonably in advance of such anticipated required disclosure and shall assist the Company in obtaining a protective order or confidential treatment to the extent requested by the Company). Notwithstanding any of the foregoing, for purposes of this Agreement, the term “Confidential Information” shall not include any information that was in the public domain at the time of disclosure to Executive or that comes lawfully into the public domain without breach of this Agreement.

Exhibit 10.1 -- Page 13

(b) Enforceability

. The covenants set forth in Section 14(a) shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants. Executive expressly waives any right to assert inadequacy of consideration as a defense to enforcement of any of the provisions of this Section 14. Executive and the Company hereby acknowledge that it is the desire and intent of Executive and the Company, and Executive and the Company hereby agree, that the terms and provisions of this Section 14 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

15. Proprietary Information and Invention Assignment Agreement

. As a material inducement to the Company to execute and deliver to Executive this Agreement, and as a condition to the enforceability of this Agreement against the Company, concurrently with Executive’s execution and delivery to the Company of this Agreement, Executive shall execute and deliver to the Company a Proprietary Information and Invention Assignment Agreement substantially in the form attached hereto as Exhibit C (the “Proprietary Information and Invention Assignment Agreement”).

16. Unique Nature of Services; Right to Injunction

. Executive acknowledges and agrees that Executive’s services under this Agreement are unique and of extraordinary character and that it would be extremely difficult or impossible for the Company to replace such services or determine the damages that would result from the loss of such services. Executive therefore agrees that the Company’s remedies at law are inadequate in the event of any breach of this Agreement by Executive, and Executive consents to the issuance of a temporary restraining order, preliminary and permanent injunction and other appropriate relief to restrain any actual or threatened violation of this Agreement, without limiting any of the other remedies that the Company may have at law or in equity. If Executive violates or threatens to violate any of the provisions of this Agreement, then, in addition to all other rights and remedies that the Company may have under the terms of this Agreement and all applicable law, the Company shall have the right to seek and obtain equitable relief in the form of a temporary restraining order and permanent injunction against Executive and any corporation, business, firm, partnership, limited liability company, association, consortium, group, other form of entity or individual participating in such violation or threatened violation, without the proof of actual damages.

17. Consent to Jurisdiction.

 Each of the Company and Executive hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Oregon, Multnomah County, or to the exclusive jurisdiction of the United States District Court, Western District of Oregon, in any dispute arising from or relating to this Agreement or Executive’s employment with the Company.  Each party hereby waives the right to assert in any such suit, action or proceeding, any claim that such party hereto is not subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement may not be enforced in or by such courts. All actions and proceedings permitted to be instituted under this Agreement by Executive or Executive’s successors or assigns arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be commenced only in the courts having a situs in Orange County, California.

Exhibit 10.1 -- Page 14

18. Representations, Warranties and Covenants of Executive

. In order to induce the Company to enter into and perform this Agreement, Executive represents and warrants that Executive is not a party to any contract, agreement or understanding that prevents or prohibits Executive from entering into this Agreement or fully performing all of Executive’s obligations under this Agreement and that Executive’s performance of all of the terms of this Agreement and Executive’s employment by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust before Executive’s employment by the Company.

19. Voluntary Execution and Delivery; Legal Counsel

. Executive acknowledges that Executive has read carefully this Agreement and understands its terms and that Executive voluntarily is executing and delivering this Agreement. Executive acknowledges that this Agreement was provided to Executive more than two weeks prior to its execution and delivery by Executive.  Executive acknowledges that the Company’s legal counsel is not legal counsel to Executive and has not advised Executive in any way in connection with or regarding this Agreement. Executive represents, warrants and acknowledges to the Company that Executive has been given and had the opportunity to be represented by independent legal counsel in connection with this Agreement and has consulted with such legal counsel or has waived Executive’s right to do so.

20. Miscellaneous.

(a) Governing Law

. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Oregon. Notwithstanding the foregoing, if any law or set of laws of the State of Oregon requires or otherwise dictates that the laws of another state or jurisdiction be applied in any proceeding involving this Agreement, then such law or laws of the State of Oregon shall be superseded by this Section 20(a), and the remaining laws of the State of Oregon nonetheless shall be applied in such proceeding.

(b) Severability

. If any court of competent jurisdiction determines that any provision of this Agreement is, but for the provisions of this Section 20(b), illegal or void as against public policy, for any reason, then such provision shall automatically be amended or modified to the extent (but only to the extent) necessary to make it sufficiently narrow in scope, time and geographic area that such court shall determine it not to be illegal or void as against public policy. If any such provision cannot be amended or modified to the extent provided in the immediately-preceding sentence hereof, then such provision shall be severed from this Agreement. In either event, all other remaining terms and provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall remain in full force and effect and shall remain binding on the Company and Executive as if such severed provision had not been contained herein. Any such amendment, modification or severance shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

Exhibit 10.1 -- Page 15

(c) Notices

. Any notice or communication required or permitted under this Agreement shall be in writing and shall be deemed to have been received by the party to whom such notice or communication is addressed (i) upon delivery, if delivered personally, or (ii) upon receipt by the transmitting party, if transmitting such notice or communication via telex or facsimile machine, of an acknowledgment of receipt of such notice or communication transmitted by the receiving party to the transmitting party via telex or facsimile machine, or (iii) twenty four (24) hours after deposited, prepaid, in a FedEx or similar depository for expedited overnight delivery or (iv) ten (10) business days after deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, addressed as follows:

If to the Company:	Gallery Management holding Corp.
Attn: Roger Richter, COO
4 Grouse Terrace
Lake Oswego, Oregon 97035
FAX: (503) 635-2409

If to Executive:	Executive’s address on file with the Company

or to such other persons or addresses as either of the Company or Executive from time to time may provide in writing to each other.

(d) Waiver

. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof or as a waiver of any other right, power or remedy under this Agreement or the performance of any obligation under this Agreement of either party hereto; and no single or partial exercise by either party hereto of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(e) Amendment and Modification

. Subject to applicable law and upon the approval of the Board of Directors, this Agreement may be amended, modified and supplemented with respect to any of the terms of this Agreement by written agreement by and between the Company and Executive. The provisions of this Agreement shall not be extended, varied, changed, modified, amended or supplemented other than by an agreement in writing approved by the Board of Directors and executed by both a duly authorized officer of the Company and Executive.

(f) Assignability and Binding Effect

. This Agreement shall inure to the benefit of and be binding on the heirs, executors, administrators, successors and legal representatives of Executive and shall inure to the benefit of and be binding on the Company and its successors and assigns, but the obligations of Executive under this Agreement may not be delegated by any purported assignment of this Agreement by Executive.

Exhibit 10.1 -- Page 16

(g) Captions and Headings

. The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any term or provision of this Agreement, and all terms and provisions of this Agreement shall be enforced and construed as if no captions or headings appeared in this Agreement.

(h) Interpretation and Construction

. If any provision of this Agreement requires interpretation by an arbitrator or court, then such interpretation or construction shall not apply a presumption that the terms hereof shall be more strictly construed against the Company by reason of the rule of construction that a document is to be construed more strictly against the person or agent of such person who prepared the same, it being hereby acknowledged and agreed by both the Company and Executive that both of them participated in the negotiation and preparation of this Agreement.

(i) General Usage. Except where the context clearly requires to the contrary, (i) each reference in this Agreement to a designated “Section” is to the corresponding Section of this Agreement; (ii) instances of gender or entity-specific usage (e.g., “his,” “her,” “its,” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word “or” shall not be applied in its exclusive sense; (iv) the word “including” (or “include”) shall mean “including, without limitation,” (or “include, without limitation,”); (v) references to laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account all amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; and (vi) references to “Dollars” or “$” shall mean the lawful currency of the United States.

(j) Further Assurances

. Each of the Company and Executive shall execute and deliver all such further instruments and take such other and further actions as reasonably may be necessary or appropriate to carry out the provisions of this Agreement.

(k) Limitations on Actions

. Executive agrees not to commence any action arising out of or in any way related to this Agreement or to Executive’s employment with the Company more than six (6) months after the termination of Executive’s employment. Executive agrees that six (6) months is a reasonable amount of time in which to commence any such action and expressly waives any statute of limitations to the contrary.

(l) Entire Agreement and Binding Effect

. This Agreement and the Proprietary Information and Invention Assignment Agreement (collectively, the “Agreements”) constitute the entire agreement of the parties hereto and supersedes all prior understandings, agreements or representations by or between the parties hereto, whether oral or in writing, that may have been related to the subject matter of the Agreements in any manner. No restrictions, promises, warranties, covenants or undertakings exist relating to the subject matter of the Agreements other than those expressly provided for in the Agreements.

Exhibit 10.1 -- Page 17

(m) Counterpart Execution

. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement to be effective as of the date first written above.

The “Company”:		“Executive”:

GALLERY MANAGEMENT HOLDING CORP., a Colorado corporation

By:	/s/ Roger Richter	/s/ R. Patrick Garrett
Name: Title:	Roger Richter Chief Operating Officer	R. Patrick Garrett

Exhibit 10.1 -- Page 18

EXHIBIT A

TERMINATION CERTIFICATION

I hereby certify that I do not have in my possession, and I have not failed to return to the Company (as defined below), devices, records, data, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property or reproductions of any of the aforementioned items belonging to Gallery Management Holding Corp., a Colorado corporation, its Subsidiaries, its Affiliates, its successors or its assigns (together, collectively, the “Company”).

I hereby further certify that I have complied with all of the terms of that certain Employment Agreement, effective as of February 27, 2012, by and between the Company. and me (the “Employment Agreement”). I further certify that I have complied with all of the terms of that certain Proprietary Information and Invention Assignment Agreement, effective as of February 27, 2012, by and between the Company and me, including the reporting of inventions and original works of authorship conceived or made by me (solely or jointly with others).

I further certify that I will comply with all provisions of the Employment Agreement and the Proprietary Information and Invention Assignment Agreement that survive the termination of my employment with the Company, including, without limitation, Sections 12, 13, 14 and 15 of the Employment Agreement.

Dated:
R. Patrick Garrett

Exhibit 10.1 -- Page 19

EXHIBIT B

WAIVER AND RELEASE

For full and valuable consideration, I, R. Patrick Garrett, hereby agree to the following Waiver and Release provision relating to my employment and its termination with Gallery Management Holding Corp. (the “Company”):

I hereby release and discharge the Company and its divisions, affiliates, parents, subsidiaries, predecessor and successor corporations, and the past and present directors, officers, management committees, stockholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, benefit plan fiduciaries and administrators, assigns, heirs, successors or predecessors in interest, adjusters and attorneys, from all rights, claims, causes of action and damages, both known and unknown, in law or in equity, concerning or arising out of my employment with the Company before the date of this Waiver and Release that I now have, or ever had, including, without limitation, all rights, claims, causes of action or damages arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Oregon Labor Code. And any other applicable pro vision of Oregon Law.

Dated:
R. Patrick Garrett

Exhibit B-1

Exhibit 10.1 -- Page 20

EXHIBIT C

FORM OF PROPRIETARY INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

Exhibit C-1

Exhibit 10.1 -- Page 22